EXHIBIT 99.1

Gladstone Capital Corporation Reports Results for the First Quarter Ended December 31, 2009

   Net Investment Income was $4.4 million or $0.21 per common share
  Net Increase in Net Assets Resulting from Operations was $6.3 million or $0.30 per common share

MCLEAN, Va., Feb. 1, 2010 (GLOBE NEWSWIRE) -- Gladstone Capital Corp. (Nasdaq:GLAD) (the “Company”) today announced earnings for the first quarter ended December 31, 2009. All per share references are per basic and diluted weighted average common shares outstanding, unless otherwise noted.

Net Investment Income for the quarter ended December 31, 2009 was $4.4 million, or $0.21 per share, as compared to $5.9 million, or $0.28 per share, for the prior year period, a decrease in Net Investment Income of 25% and a decrease of 25% per share. Net Investment Income decreased primarily due to a decline in investment income resulting from the repayment and sale of loans subsequent to December 31, 2008 and lower transaction fees paid by portfolio companies since there were fewer transactions in the current year period than during the prior year period.

Net Increase in Net Assets Resulting from Operations for the quarter ended December 31, 2009 was $6.3 million, or $0.30 per share, as compared to a Net Decrease in Net Assets Resulting from Operations of $9.1 million, or $0.43 per share, for the prior year period. The improvement in Net Increase in Net Assets Resulting from Operations between the current and prior year periods was primarily due to the net gain on the Company’s investment portfolio. The Company recorded net gain on investments of $1.9 million for the three months ended December 31, 2009, compared to net loss of $15.0 million for the prior year period.

The aggregate investment portfolio has appreciated during the three months ended December 31, 2009.  As of December 31, 2009, the entire portfolio was fair valued at 88% of cost, which was unchanged from September 30, 2009.

Total assets were $328.5 million at December 31, 2009, as compared to $335.9 million at September 30, 2009. Net asset value was $11.92 per actual common share outstanding at December 31, 2009, as compared to $11.81 per actual common share outstanding at September 30, 2009.

The annualized weighted average yield on the Company’s portfolio, excluding cash and cash equivalents, was 10.6% for the quarter ended December 31, 2009, as compared to 9.8% for the prior year period. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. The increase in the weighted average yield for the current quarter results primarily from the Company’s sale of lower interest-bearing senior syndicated loans. The effect of continuing reductions in LIBOR has been mitigated by the presence of a rate floor or fixed rate on most of the non-syndicated loans held in the Company’s portfolio as of December 31, 2009.

For the quarter ended December 31, 2009, the Company reported the following significant activity:

  Funded approximately $0.2 million of a new investment and approximately $2.0 million of additional investments to existing portfolio companies, for an aggregate of $2.2 million;
  Received principal repayments of approximately $15.4 million, which included scheduled principal payments and one full repayment;
  Received proceeds of approximately $2.8 million from the sale of 2 syndicated loans (which resulted in the Company’s exit from 2 portfolio companies) and recorded a corresponding realized net loss of approximately $0.9 million;
  Received approximately $538,000 in success fees in connection with the refinancing and amendment of two investments;
  Reduced the size of its credit facility by $25.0 million from $127.0 million to $102.0 million, which did not affect the Company’s available borrowing capacity;
  Filed a registration statement on Form N-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on October 20, 2009; and
  Paid monthly cash distributions of $0.07 per share for each of the months of October, November and December 2009.

At December 31, 2009, the Company had investments in 46 private companies with an aggregate cost basis of $347.5 million and an aggregate fair value of $306.6 million, as noted in the following table.

	December 31, 2009
	Cost	Fair Value
	(in thousands)
Senior Term Debt	$224,663	$198,577
Senior Subordinated Term Debt	117,323	106,609
Preferred Equity Securities	2,028	--
Common Equity Securities	3,450	1,452
Total Investments	$347,464	$306,638

“The difficult economic climate continues and is compounded by a still difficult lending environment,” said Chip Stelljes, President and Chief Investment Officer.  “We expect the majority of the portfolio to continue paying as agreed, although we are working hard with our portfolio companies on their performance as we move through this difficult economic and financial cycle.  We are seeing some strengthening in the secondary loan market although loans continue to trade at discounts to original cost.  While the values did not change materially this quarter, we are not seeing resurgence in valuations and still believe the valuations are more reflective of the overall market for loans, rather than the performance of our specific portfolio.”

Subsequent to December 31, 2009, the Company:

  Funded approximately $2.7 million of additional investments to existing portfolio companies;
  Received approximately $6.8 million of repayments, including scheduled amortizations and a repayment from one company;
  Received notice on January 28, 2010 that the SEC declared effective its Registration Statement, which was filed on October 20, 2009.  This will permit the Company to issue, through one or more transactions, up to an aggregate of $300 million in securities, consisting of common stock, senior common stock, preferred stock, subscription rights, debt securities and warrants to purchase common stock, or a combination of these securities; and
  Declared monthly cash distributions of $0.07 per common share for each of the months of January, February and March 2010.

The financial statements below are without footnotes so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2009, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC’s website at sec.gov or from the Company’s website at GladstoneCapital.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

The Company will hold a conference call Tuesday, February 2, 2010 at 8:30 am EST. Please call (877) 407-8031 to enter the conference. An operator will monitor the call and set a queue for the questions. A replay of the conference call will be available through March 2, 2010. To hear the replay, please dial (877) 660-6853, access playback account 286 and use ID code 342050. The replay will be available approximately two hours after the call concludes.

The live audio broadcast of Gladstone Capital's quarterly conference call will be available online at GladstoneCapital.com and investorcalendar.com. The event will be archived and available for replay on the Company’s website through June 2, 2010.

The statements in this press release regarding the longer-term prospects of and expected continued current payments from the Company’s portfolio companies and the state of the secondary loan markets are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market, and those factors listed under the caption "Risk Factors" of the Company's Form 10-K for the fiscal year ended September 30, 2009, as filed with the SEC on November 23, 2009. The risk factors set forth in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	December 31, 2009	September 30, 2009
ASSETS
Non-Control/Non-Affiliate investments (Cost 12/31/09: $293,830; 9/30/09: $312,043)	$272,380	$286,997
Control investments (Cost 12/31/09: $53,634; 9/30/09: $52,350)	34,258	33,972
Total investments at fair value (Cost 12/31/09: $347,464; 9/30/09: $364,393)	306,638	320,969
Cash	6,374	5,276
Interest receivable – investments in debt securities	3,159	3,048
Interest receivable – employees	113	85
Due from custodian	9,770	3,059
Due from Adviser	--	69
Deferred financing fees	640	1,230
Prepaid assets	381	341
Receivable from portfolio companies, less allowance for uncollectible receivables of $32 and $0 at December 31, 2009 and September 30, 2009, respectively	611	1,528
Other assets	828	305
TOTAL ASSETS	$328,514	$335,910

LIABILITIES
Accounts payable	$--	$67
Interest payable	339	378
Fee due to Administrator	178	216
Due to Adviser	1,285	834
Borrowings under line of credit at fair value (Cost 12/31/09: $73,400; 9/30/09: $83,000)	73,531	83,350
Accrued expenses and deferred liabilities	1,688	1,800
Funds held in escrow	44	189
TOTAL LIABILITIES	77,065	86,834
NET ASSETS	$251,449	$249,076

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,087,574 shares issued and outstanding at December 31, 2009 and September 30, 2009	$21	$21
Capital in excess of par value	328,164	328,203
Notes receivable – employees	(8,504)	(9,019)
Net unrealized depreciation on investments	(40,826)	(43,425)
Net unrealized appreciation on borrowings under line of credit	(131)	(350)
Accumulated Net Realized Losses	(27,275)	(26,354)
TOTAL NET ASSETS	$251,449	$249,076
NET ASSETS PER SHARE	$11.92	$11.81

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,
	2009	2008
INVESTMENT INCOME
Interest income – Non-Control/Non-Affiliate investments	$8,984	$11,661
Interest income – Control investments	693	20
Interest income – Cash	--	10
Interest income – Notes receivable from employees	113	117
Prepayment fees and other income	14	--
Total investment income	9,804	11,808

EXPENSES
Interest expense	1,535	2,461
Loan servicing fee	929	1,623
Base management fee	721	434
Incentive fee	375	1,176
Administration fee	178	227
Professional fees	912	313
Amortization of deferred financing fees	494	719
Stockholder related costs	78	89
Directors fees	48	48
Insurance expense	68	57
Other expenses	67	66
Expenses before credit from Adviser	5,405	7,213
Credit to base management and incentive fees	(29)	(1,286)
from Adviser
Total expenses net of credit to base management and incentive fees	5,376	5,927

NET INVESTMENT INCOME	4,428	5,881

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS AND DERIVATIVE:
Net realized loss on investments	(920)	(1,731)
Net unrealized appreciation (depreciation) on investments	2,599	(13,253)
Net unrealized depreciation on borrowings under line of credit	219	--
Net gain (loss) on investments	1,898	(14,984)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$6,326	$(9,103)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$0.30	$(0.43)

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,087,574	21,087,574

GLADSTONE CAPITAL CORPORATION
FINANCIAL HIGHLIGHTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA)
(UNAUDITED)

	Three months ended December 31,
	2009	2008
Per Share Data (1)
Net asset value at beginning of period	$11.81	$12.89
Income from investment operations:
Net investment income (2)	0.21	0.28
Net realized loss on investments (2)	(0.04)	(0.08)
Net unrealized appreciation (depreciation) on investments (2)	0.12	(0.63)
Net unrealized depreciation on borrowings under line of credit (2)	0.01	--
Total from investment operations	0.30	(0.43)

Distributions to stockholders (3)	(0.21)	(0.42)
Reclassification of principal on employee note (3)	0.02	--
Net asset value at end of period	$11.92	$12.04

Per share market value at beginning of period	$8.93	$15.24
Per share market value at end of period	$7.69	$8.09
Total return (4)(5)	(11.58)%	(44.09)%
Shares outstanding at end of period	21,087,574	21,087,574

Statement of Assets and Liabilities Data:
Net assets at end of period	$251,449	$253,790
Average net assets (6)	$248,874	$262,001
Senior Securities Data:
Borrowings under line of credit	$73,531	$146,470
Asset coverage ratio (7)(8)	442%	273%
Asset coverage per unit (8)	$4,420	$2,733
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized (9)	8.69%	11.01%
Ratio of net expenses to average net assets-annualized(10)	8.64%	9.05%
Ratio of net investment income to average net assets-annualized	7.12%	8.98%

(1) Based on actual shares outstanding at the end of the corresponding period.
(2) Based on weighted average basic per share data.
(3) Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the United States of America.
(4) Total return equals the change in the ending market value of the Company’s common stock from the beginning of the period taking into account distributions reinvested in accordance with the terms of the Company’s dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.
(5) Amounts were not annualized.
(6) Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.
(7) As a business development company, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings.
(8) Asset coverage ratio is the ratio of the carrying value of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per $1 thousand of indebtedness.
(9) Ratio of expenses to average net assets is computed using expenses before credits from Adviser to the base management and incentive fees and including income tax expense.
(10) Ratio of net expenses to average net assets is computed using total expenses net of credits from Adviser to the base management and incentive fees and including income tax expense.

CONTACT:  Gladstone Capital Corporation
          Investor Relations
          703-287-5839